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Exhibit 99(a)(1)

DATALINK CORPORATION

OFFER TO EXCHANGE CERTAIN OUTSTANDING OPTIONS
GRANTED PRIOR TO FEBRUARY 14, 2003

THE OFFER EXPIRES AT 11:00 P.M., CENTRAL TIME,
ON SEPTEMBER 26, 2003, UNLESS THE OFFER IS EXTENDED

        Datalink Corporation ("Datalink" or the "Company") is offering our employees, excluding executive officers and directors (each an "Eligible Participant"), the opportunity to exchange all outstanding stock options to purchase shares of the Company's Common Stock, par value $.001 per share ("Common Stock"), granted by the Company prior to February 14, 2003 (the "Eligible Options") under the 1999 Incentive Compensation Plan, as amended and restated in 2000 (the "Incentive Compensation Plan"), for replacement options to purchase shares of Common Stock.

        We are making this offer (the "Option Exchange Program") upon the terms and subject to the conditions described in this Offer to Exchange Certain Outstanding Options (the "Offer to Exchange") and the accompanying Letter of Transmittal ("Election to Participate"). The Offer to Exchange will expire on September 26, 2003 (the "Expiration Date"). Eligible Participants may exchange each Eligible Option for a new option (the "Replacement Option") representing 50% of the shares of Common Stock covered by the Eligible Option. If an Eligible Participant elects to exchange any particular Eligible Option, the Participant must exchange all Eligible Options that were granted to that Participant on the same grant date. Datalink will grant the Replacement Options on the first business day at least six months and one day after the date we cancel the options accepted for exchange (the "Replacement Date"), which we currently anticipate to be on or about March 29, 2004. The exercise price of the Replacement Options will equal the closing price of the Company's Common Stock on the Replacement Date (or the last trading day before the Replacement Date, if the market for trading in the Company's stock is closed on such date). The Replacement Options will not be vested upon grant, but will fully vest on a single date two years later if the Eligible Participant is still employed by or providing services to Datalink. Replacement Options will be nonqualified options, regardless of whether the canceled options were incentive stock options under the Internal Revenue Code of 1986, as amended.

        We are not conditioning the implementation of the Option Exchange Program upon the exchange of a minimum number of options. The implementation of the Option Exchange Program is subject to conditions that we describe in Section 6 of this Offer to Exchange.

        ALTHOUGH OUR BOARD OF DIRECTORS HAS APPROVED THIS OFFER, NEITHER WE NOR OUR BOARD OF DIRECTORS MAKES ANY RECOMMENDATION AS TO WHETHER OR NOT YOU SHOULD TENDER YOUR ELIGIBLE OPTIONS FOR EXCHANGE. YOU MUST MAKE YOUR OWN DECISION WHETHER TO TENDER YOUR ELIGIBLE OPTIONS.

        Shares of our Common Stock are quoted on the Nasdaq National Market under the symbol "DTLK." On August 26, 2003, the closing price of our Common Stock as reported on the Nasdaq National Market was $4.45 per share. We recommend that you obtain current market quotations for our Common Stock before deciding whether to elect to exchange your Eligible Options.

        You should direct questions about the Option Exchange Program, requests for assistance in completing the related documentation and requests for additional copies of the Offer to Exchange or related documents to Mary E. West, Vice President—Human Resources, via e-mail at mwest@datalink.com or by telephone at (952) 279-4847.

        THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION (THE "SEC"), NOR HAS THE SEC PASSED UPON THE FAIRNESS OR MERITS OF SUCH TRANSACTION OR UPON THE ACCURACY OR ADEQUACY

OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

IMPORTANT

        If you wish to exchange your options, you must complete and sign the accompanying Letter of Transmittal (Election to Participate) in accordance with its instructions. You may hand deliver your form to Mary E. West in our Human Resources Department. You may also send documents to us by fax at (952) 279-4355 or by mail to Datalink Corporation, 8170 Upland Circle, Chanhassen, Minnesota 55317, Attention: Mary E. West. Please allow sufficient time to ensure that we receive these documents by the deadline of 11:00 p.m. Central Time on September 26, 2003. If you send your documents by fax, please be sure to obtain a confirmation of delivery. You do not need to return your stock option award document for your Eligible Options to effectively elect to participate in the Option Exchange Program, as your Eligible Options will be canceled automatically if Datalink accepts them for exchange.

        We cannot guarantee that the Replacement Options will have a lower exercise price than the Eligible Options. The Board of Directors recognizes that the decision about whether or not to participate in the Option Exchange Program is an individual one that should be based on a variety of factors, and you should consult your personal advisors if you have questions about your financial or tax situation. The information about the Option Exchange Program from Datalink is limited to this document.

        WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON THE COMPANY'S BEHALF AS TO WHETHER OR NOT YOU SHOULD TENDER YOUR OPTIONS PURSUANT TO THE OPTION EXCHANGE PROGRAM. WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE OPTION EXCHANGE PROGRAM OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DOCUMENT AND THE TENDER OFFER STATEMENT ON SCHEDULE TO. IF ANYONE MAKES ANY SUCH RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY SUCH INFORMATION, YOU MUST NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US.

TABLE OF CONTENTS

SUMMARY OF TERMS		4
INTRODUCTION		15
THE OFFER TO EXCHANGE		15
1.	Number of Options; Expiration Date	15
2.	Purpose of the Option Exchange Program	16
3.	Procedures for Electing to Participate in the Option Exchange Program	16
4.	Change in Election	18
5.	Acceptance of Options for Exchange; Cancellation of Eligible; Issuance of Replacement Options	19
6.	Conditions of the Option Exchange Program	20
7.	Price Range of Common Stock	21
8.	Source and Amount of Consideration; Terms of Replacement Options	23
9.	Absence of Interests of Directors and Officers Regarding the Option Exchange Program; Transactions and Arrangements Involving the Options	24
10.	Status of Options Acquired by Datalink in the Option Exchange Program; Accounting Consequences of the Option Exchange Program	24
11.	Legal Matters; Regulatory Approvals	24
12.	Material U.S. Federal Income Tax Consequences	25
13.	Extension of Option Exchange Program; Termination; Amendment	27
14.	Fees and Expenses	27
15.	Information About Datalink	28
16.	Risk Factors	29
17.	Additional Information	30
18.	Forward-Looking Statements; Miscellaneous	31

SCHEDULE A—Information About the Directors and Executive Officers of Datalink Corporation

SUMMARY OF TERMS

        The following is a summary of terms about the offer presented in a question and answer format. We urge you to read carefully the remainder of the Offer to Exchange and the accompanying documents because the information in this summary is not complete. We have included references to the relevant sections of the Offer to Exchange where you can find a more complete description of the topics in this Summary of Terms.

GENERAL QUESTIONS ABOUT THE OPTION EXCHANGE PROGRAM

1.     WHAT IS THE OPTION EXCHANGE PROGRAM?

        We are offering to our employees the right to exchange certain outstanding options to purchase shares of our Common Stock for new stock options with a new exercise price to be granted on the first business day at least six months and one day after the date we cancel the options accepted for exchange. We currently anticipate that the Replacement Options will be granted on or about March 29, 2004. (See Sections 1 and 5 of the Offer to Exchange.)

2.     WHAT SECURITIES IS DATALINK OFFERING TO EXCHANGE?

        We are offering to exchange all outstanding stock options, regardless of exercise price, granted prior to February 14, 2003 under our 1999 Incentive Compensation Plan, as amended and restated in 2000, that are held by our employees (excluding executive officers and directors). If you choose to participate in the Option Exchange Program, you must exchange all options granted to you on a particular date. For example, if you received a grant of 5,000 options on January 15, 2001 and you elect to exchange any of these options, you will be deemed to have elected to exchange all 5,000 of these options. (See the Introduction to the Offer to Exchange.)

3.     WHY IS THE COMPANY IMPLEMENTING THE OPTION EXCHANGE PROGRAM?

        We are implementing the Option Exchange Program because a considerable number of our employees have vested and/or unvested stock options that have exercise prices significantly above our current and recent trading prices. As a result, these options no longer serve the incentive purpose for which we granted them. We are offering this program to allow our employees to choose whether to keep their current stock options at their current exercise prices, or to cancel those options in exchange for new options to purchase 50% of the number of shares at a new price.

        The Option Exchange Program is designed to provide our employees with the opportunity to hold options that over time may have a greater potential to increase in value, which we hope will create better performance incentives for our employees and, in turn, increase the value of our Common Stock for our shareholders. While we hope that this program will improve the current "underwater" options situation, we cannot guarantee the outcome in light of the inherent risks of the volatile and unpredictable stock market. (See Section 2 of the Offer to Exchange.)

4.     WHO CAN PARTICIPATE IN THE EXCHANGE?

        All current employees of Datalink who are not directors or executive officers of Datalink and who hold stock options that we granted prior to February 14, 2003 under our Incentive Compensation Plan are eligible to participate in the Option Exchange Program, provided that they remain employed by Datalink through the date on which the Option Exchange Program expires, which we expect to be September 26, 2003. Termination of employment or service with Datalink on or before the date on which the Option Exchange Program expires will automatically revoke any election of any current employee made to participate in this program. (See Section 3 of the Offer to Exchange.)

5.     WHAT DO I NEED TO DO TO PARTICIPATE IN THE OPTION EXCHANGE PROGRAM?

        To participate in the Option Exchange Program, you must make a voluntary election that will become irrevocable by 11:00 p.m. Central Time on September 26, 2003, to cancel some or all of your outstanding stock options that we granted prior to February 14, 2003 in exchange for new stock options to be granted on the Replacement Date. If you wish to participate by exchanging any options, you will be required to cancel all options granted to you on those same grant dates.

        You must complete the Letter of Transmittal (Election to Participate) that is attached at the end of this Offer to Exchange, sign it and ensure that Mary E. West in our Human Resources Department receives it no later than 11:00 p.m. Central Time on September 26, 2003. You may hand deliver your form to Mary E. West in our Human Resources Department. You can also return your form to us by fax at (952) 279-4355 or by mail to Datalink Corporation, 8170 Upland Circle, Chanhassen, Minnesota 55317, Attention: Mary E. West. Our Human Resources Department will send you a confirmation by e-mail promptly after receipt of your Letter of Transmittal (Election to Participate). However, if you submit your Letter of Transmittal (Election to Participate) shortly before the specified deadline, you may not receive your confirmation before the deadline. (See Section 3 of the Offer to Exchange.)

6.     IS THIS A REPRICING?

        No, this is not a stock option repricing. In a repricing, the exercise price of an employee's current options would be adjusted immediately. (See Section 10 of the Offer to Exchange.)

7.     WHY CAN'T DATALINK JUST REPRICE MY OPTIONS?

        There are unfavorable accounting consequences for companies that reprice options. If we were to reprice options, we would need to record a variable accounting charge against our earnings. The amount of this charge would be measured by the future appreciation of the Common Stock subject to the repriced options. As a result, a simple option "repricing" would adversely affect our operating results, as we would be required to record a charge against our earnings on any future appreciation of the repriced options. (See Section 10 of the Offer to Exchange.)

8.     WHY CAN'T I JUST BE GRANTED ADDITIONAL NEW OPTIONS?

        Because of the number of options currently outstanding, a grant of additional options to all of our employees holding stock options that have exercise prices significantly above our current and recent trading prices (known as "out-of-the-money" or "underwater" options) could be significantly dilutive to our current and future shareholders and could have a negative impact on our earnings per share. (See Section 10 of the Offer to Exchange.)

9.     IF I DECIDE TO PARTICIPATE IN THE OPTION EXCHANGE PROGRAM, WHAT WILL HAPPEN TO MY CURRENT OPTIONS?

        If you elect to participate in the Option Exchange Program, the options you have elected to exchange, and all options granted to you on the same grant dates, will be canceled at 11:00 p.m. Central Time on September 26, 2003, unless we extend the period for participation in the Option Exchange Program. (See Section 5 of the Offer to Exchange.)

10.   IF I DECIDE TO PARTICIPATE IN THE OPTION EXCHANGE PROGRAM BY EXCHANGING SOME OF MY OPTIONS, WHY MUST I EXCHANGE ALL OPTIONS GRANTED TO ME ON THE SAME GRANT DATE?

        As a matter of administrative convenience, and to potentially reduce the number of outstanding options which could benefit our current and future shareholders, we require that if you elect to exchange some of your options, you must exchange all of your options that we granted to you on the same grant dates. Therefore, if you elect to exchange some of your options, your election will automatically cancel all of your options granted on the same grant dates. (See Section 10 of the Offer to Exchange.)

11.   WHY CAN'T I EXCHANGE ANY OPTIONS GRANTED TO ME ON OR AFTER FEBRUARY 14, 2003?

        No Datalink employees, other than those who have first joined the company, have received a grant of options on or after February 14, 2003 under our Incentive Compensation Plan. If we allowed these employees to participate in the Option Exchange Program, it could be considered an option "repricing" program, which, as discussed above, would adversely affect our operating results, as we would be required to record a charge against our earnings on any future appreciation of the repriced options. (See Section 10 of the Offer to Exchange.)

12.   WHAT IS THE DEADLINE TO ELECT TO PARTICIPATE IN THE OPTION EXCHANGE PROGRAM, AND HOW DO I PARTICIPATE?

        The deadline to elect to participate in the Option Exchange Program is 11:00 p.m. Central Time on September 26, 2003, unless we extend it. This means that Mary E. West in our Human Resources Department must have your election form in her hands before that time. We may, in our discretion, extend the deadline to participate in the Option Exchange Program at any time, but we cannot assure you that the Option Exchange Program will be extended or, if it is extended, for how long. If we extend the deadline to elect to participate in the Option Exchange Program, we will make an announcement of the extension no later than 8:00 a.m., Central Time, on the next business day following the previously scheduled Expiration Date. If we extend the deadline beyond that time, you must deliver these documents before the extended Expiration Date.

        We reserve the right in particular situations to reject any or all options submitted for exchange, such as if we determine that they are not in appropriate form or that they are unlawful to accept. Otherwise, we will accept for exchange those stock options for which you have made a proper and timely election that is not withdrawn. Your election will also be deemed to elect an exchange of all other stock options, if any, granted to you under our Incentive Compensation Plan on the same grant dates. Subject to our rights to extend, terminate and amend the Option Exchange Program, we currently expect that we will accept all such options promptly after the expiration of the deadline to elect to participate in the Stock Option Exchange Program. (See Section 3 of the Offer to Exchange.)

13.   WHAT IF I LEAVE OR MY EMPLOYMENT IS TERMINATED BEFORE THE EXPIRATION DATE OF THE OPTION EXCHANGE PROGRAM?

        If you are not employed by Datalink on the Expiration Date of the Option Exchange Program, which we expect to be September 26, 2003, you will not be an Eligible Participant and, as a result, you will not be able to participate in the Option Exchange Program. If you tender any of your Eligible Options prior to your termination of employment, your tender as to those options (and any other Eligible Options that were granted to you on the same grant dates) will be automatically withdrawn. You may then exercise these Eligible Options (and any other of your then outstanding options) in accordance with their terms to the extent they are vested. Because your tendered Eligible Options (and any other Eligible Options that were granted to you on the same grant dates) will automatically be withdrawn, you will not receive any Replacement Options in exchange. (See Section 3 of the Offer to Exchange.)

        If you are employed on an "at-will" basis, this Offer to Exchange does not change the "at will" nature of your employment, and, therefore, your employment may be terminated by Datalink or by you at any time, including prior to the grant date of the Replacement Options, for any reason, with or without cause. (See Section 5 of the Offer to Exchange.)

14.   IF I ELECT TO EXCHANGE OPTIONS, WILL MY ELECTION AFFECT OTHER COMPONENTS OF MY COMPENSATION?

        No. Whether or not you elect to participate in the Option Exchange Program will not affect your compensation in the future. Your election regarding the Option Exchange Program will not result in your becoming more or less likely to receive stock option grants in the future, other than the Replacement Options.

15.   WILL I HAVE TO PAY TAXES IF I EXCHANGE MY OPTIONS IN THE OPTION EXCHANGE PROGRAM?

        If you elect to participate in the Option Exchange Program, then under current U.S. law, you will not recognize income for U.S. federal income tax purposes at the time of the exchange or at the time we grant Replacement Options to you. We recommend that you consult with your tax advisor to determine the tax consequences of electing to participate in the Option Exchange Program. (See Section 12 of the Offer to Exchange.)

16.   IF I HAVE INCENTIVE STOCK OPTIONS, WHAT HAPPENS IF I ELECT NOT TO, OR CANNOT, EXCHANGE THEM IN THE OPTION EXCHANGE PROGRAM?

        We do not believe that our offer to eligible employees of the opportunity to participate in the Option Exchange Program will change any of the terms of your options if you do not elect to participate (or, in the case of employees who did not receive a grant of options prior to February 14, 2003, if you are not eligible to participate) in the Option Exchange Program. As such, if you elect not to exchange your Eligible Options that are incentive stock options, or you are not eligible to exchange any of your incentive stock options, we believe that those options will remain incentive stock options. However, the Internal Revenue Service may characterize the Option Exchange Program as a "modification" of those Eligible Options that are incentive stock options, even if you do not participate in the Option Exchange Program. A successful assertion by the IRS that such options have been modified could extend such options' holding periods to qualify for favorable tax treatment and cause all or a portion of such options to be treated as nonqualified stock options. In order to minimize this risk, we are retaining the right to choose whether or not to accept Eligible Options for exchange. Accordingly, your Eligible Options (and the related stock option award document) will be automatically canceled if, and only if, we accept your Eligible Options for exchange. We currently expect that we will accept promptly after the Expiration Date all Eligible Options that are properly submitted to be exchanged and have not been validly withdrawn (along with all other Eligible Options that were granted to you on the same grant dates).

        If you choose not to exchange your Eligible Options, or are not eligible to participate under the Option Exchange Program, and you have been granted incentive stock options, we recommend that you consult with your tax advisor to determine the tax consequences of the exercise of those options and the sale of the Common Stock received upon exercise. (See Section 12 of the Offer to Exchange.)

17.   DO I HAVE TO PARTICIPATE IN THE OPTION EXCHANGE PROGRAM?

        No. You do not have to participate in the Option Exchange Program and there are no repercussions if you choose not to participate. Again, it is entirely up to you and we cannot advise you of what action to take. (See Section 1 of the Offer to Exchange.)

18.   WHAT HAPPENS TO MY OPTIONS IF I DO NOT PARTICIPATE IN THE OPTION EXCHANGE PROGRAM?

        Nothing. If you do not participate in the Option Exchange Program, you will keep all of your current options, and no changes will be made to your current options. However, if you currently have incentive stock options and you do not (or are not eligible to) participate in the Option Exchange Program, see Question 16 above. Furthermore, if you do not (or are not eligible to) participate in the Option Exchange Program, you will not receive any Replacement Options. (See Section 12 of the Offer to Exchange.)

19.   WHAT WILL HAPPEN IF I DO NOT TURN IN MY FORM BY THE DEADLINE?

        If you do not turn in your election form by the deadline, you will retain your existing options and will not participate in the Option Exchange Program. Your existing stock options will remain unchanged with their original exercise price and original terms. (See Section 3 of the Offer to Exchange.)

20.   HOW DO I WITHDRAW FROM THE OPTION EXCHANGE PROGRAM AFTER I HAVE SUBMITTED A LETTER OF TRANSMITTAL (ELECTION TO PARTICIPATE)?

        To withdraw an election to exchange options, you must deliver to Mary E. West in our Human Resources Department a completed Notice of Withdrawal (Election not to Participate) in the form accompanying this Option Exchange Program with the required information prior to 11:00 p.m. Central Time on September 26, 2003. Your election to withdraw an exchange of some of your options will act as an election to withdraw an exchange of all options that were granted to you on the same grant dates. You may hand deliver your form to Mary E. West in our Human Resources Department. You can also return your form to us by fax at (952) 279-4355 or by mail to Datalink Corporation, 8170 Upland Circle, Chanhassen, Minnesota 55317, Attention: Mary E. West. Please be sure to allow sufficient time to ensure receipt by us and delivery of confirmation to you before the deadline. Once you have withdrawn options, you may re-elect to exchange options only by again following the election procedure described in the answer to Question 6. (See Section 4 of the Offer to Exchange.)

21.   DURING WHAT PERIOD OF TIME MAY I WITHDRAW A PREVIOUS ELECTION TO PARTICIPATE IN THE OPTION EXCHANGE PROGRAM?

        You may withdraw your election to participate in the Option Exchange Program at any time before 11:00 p.m. Central Time on September 26, 2003. If we extend the Option Exchange Program beyond that time, you may withdraw your options elected for exchange at any time until the expiration of the extended deadline. Your election to withdraw your exchange of some of your options will act as an election to withdraw an exchange of all options that were granted to you on the same grant dates. (See Section 4 of the Offer to Exchange.)

22.   AM I ELIGIBLE TO RECEIVE FUTURE GRANTS OF OPTIONS DURING THE FOLLOWING SIX-MONTH PERIOD IF I PARTICIPATE IN THE OPTION EXCHANGE PROGRAM?

        Because of unfavorable accounting charge consequences, participants in the Option Exchange Program are not eligible to receive any additional stock option grants until after the Replacement Date. We have no plans to make a broad-based grant of stock options between the commencement of the Option Exchange Program and the Replacement Date. (See Section 10 of the Offer to Exchange.)

23.   UNDER WHAT CIRCUMSTANCES WOULD DATALINK NOT ACCEPT MY OPTIONS?

        We currently expect that we will accept promptly after the Expiration Date all Eligible Options that are properly submitted to be exchanged and for which the election has not been validly withdrawn

(along with all other Eligible Options that were granted to you on the same grant dates). We may, however, reject any or all Letters of Transmittal (Elections to Participate), Notice of Withdrawal (Elections Not to Participate) or tendered options (including those deemed to be tendered by virtue of having been granted on the same grant dates as other tendered options) to the extent that we determine they were not properly executed or delivered, to the extent that we determine it is unlawful to accept the tendered options (including those deemed to have been tendered) or to the extent certain conditions exist which in our reasonable judgment makes it inadvisable to proceed with the Option Exchange Program. (See Sections 3, 5 and 6 of the Offer to Exchange.)

24.   WHAT HAPPENS IF I TENDER MY ELIGIBLE OPTIONS AND I AM ON A LEAVE OF ABSENCE ON THE REPLACEMENT DATE?

        If you tender your Eligible Options and they are canceled and you are on a leave of absence that is an "authorized leave of absence" on the grant date of the Replacement Options, you will be entitled to a grant of Replacement Options only if you return to active employment with Datalink prior to the first anniversary of the grant date of the Replacement Options (or later time as required by law). In that event, you will receive a grant of Replacement Options on the date you return to active employment. The exercise price of the Replacement Options will be equal to the closing price of a share of Datalink Common Stock on the Nasdaq National Market on the date we grant your Replacement Options. (See Section 5 of the Offer to Exchange.)

        An "authorized leave of absence" is a leave of absence that has been approved in accordance with policy or practice by Datalink, at the end of which it is expected that you will return to active employment with Datalink. By way of example, authorized leaves include approved family leave, jury duty leave and military leave.

25.   WHAT IF MY EMPLOYMENT WITH DATALINK ENDS BETWEEN THE DATE MY OPTIONS ARE CANCELED AND THE REPLACEMENT DATE?

        Your employment with us is on an at-will basis and nothing in this Offer to Exchange modifies or changes that. If your employment with Datalink is terminated by you or us voluntarily, involuntarily or for any reason or no reason, at any time from the date of this Offer to Exchange through the Replacement Date, you will not have a right to any stock options that were previously canceled. Also, you will not have a right to the grant of any new options that would have been issued on the Replacement Date, nor will you receive any other consideration for your canceled options. (See Section 5 of the Offer to Exchange.)

26.   WHAT HAPPENS IF DATALINK IS SUBJECT TO A CORPORATE TRANSACTION BEFORE THE NEW OPTIONS ARE GRANTED?

        In the event of a corporate transaction (such as a merger or reorganization) of Datalink before we issue the Replacement Options, we cannot guarantee that the acquiring company in any corporate transaction will agree to assume existing options and therefore assume the obligation to issue Replacement Options. Therefore, it is possible that you may not receive any Replacement Options, securities of the surviving company or other consideration in exchange for your canceled options if we are acquired before we grant the Replacement Options. In addition, the announcement of a corporate transaction regarding Datalink could have a substantial effect on our stock price, including substantial stock price appreciation, which could reduce or eliminate potential benefits provided by the Option Exchange Program.

        We reserve the right to take any action, including entering into a merger, reorganization or other corporate transaction, that our Board of Directors believes is in the best interest of our company and our shareholders. (See Section 5 of the Offer to Exchange.)

27.   HOW SHOULD I DECIDE WHETHER OR NOT TO PARTICIPATE IN THE OPTION EXCHANGE PROGRAM?

        The decision to participate in the Option Exchange Program is each individual employee's personal decision. Participation in the Option Exchange Program does involve risk, and there is no assurance that we will grant Replacement Options with an exercise price below the exercise price of existing options. The decision to participate in the Option Exchange Program will depend largely on each employee's assumptions about the future overall economic environment, the performance of the overall market and companies in our sector and our own business and stock price. It will also depend on the exercise price and vesting status of your current options.

28.   WHAT DOES DATALINK AND ITS BOARD OF DIRECTORS THINK OF THE OPTION EXCHANGE PROGRAM?

        Although our Board of Directors has approved the making of the Option Exchange Program, neither we nor our Board of Directors makes any recommendation as to whether you should participate or not participate in the Option Exchange Program. You must make your own decision whether to participate in the Option Exchange Program. (See Section 2 of the Offer to Exchange.)

        Our directors and executive officers are not eligible to participate in the Option Exchange Program.

29.   WHAT ARE THE CONDITIONS TO THE STOCK OPTION EXCHANGE PROGRAM?

        While we have not conditioned the implementation of the Stock Option Exchange Program upon a minimum number of options being canceled, the Stock Option Exchange Program is subject to a number of conditions, including the conditions described in Section 6. (See Section 6 of the Offer to Exchange.)

SPECIFIC QUESTIONS ABOUT THE TENDERED OPTIONS

30.   WHICH OPTIONS CAN BE EXCHANGED?

        You may tender for exchange in the Option Exchange Program only those options granted prior to February 14, 2003. The exercise price of those options does not affect whether or not you may tender them. However, if you choose to participate in the Option Exchange Program, you must (and will be deemed to) exchange all options granted to you on the same grant dates as any other options that you otherwise tender for exchange. (See Section 1 of the Offer to Exchange.)

31.   IF I HAVE MULTIPLE OPTIONS, CAN I CHOOSE WHICH OPTIONS I WANT TO EXCHANGE?

        You may choose to exchange one or more options if we granted such options to you prior to February 14, 2003, regardless of exercise price. Inclusion of such grants is entirely at your discretion. However, if you choose to participate in the Option Exchange Program, you must (and will be deemed to) exchange all options granted to you on the same grant dates as any other options that you otherwise tender for exchange. (See Section 1 of the Offer to Exchange.)

32.   CAN I ELECT TO EXCHANGE OPTIONS THAT I HAVE ALREADY EXERCISED?

        No. The Option Exchange Program only pertains to options. It does not apply in any way to shares already purchased upon the exercise of options. If you exercised an Eligible Option in its entirety, that option is no longer outstanding and is therefore not subject to inclusion in the Option Exchange Program. However, if you exercised an Eligible Option in part, the remaining outstanding unexercised portion of the option is subject to inclusion in the Option Exchange Program and may be tendered for exchange and cancellation.

33.   CAN I EXCHANGE THE REMAINING PORTION OF AN ELIGIBLE OPTION THAT I HAVE ALREADY PARTIALLY EXERCISED?

        Yes. You may exchange the remaining outstanding, unexercised portion of an option. If you elect to exchange such an option, we will include in the calculation of Replacement Options the number of unexercised shares that remain subject to the partially exercised option. (See Introduction to the Offer to Exchange.)

34.   CAN I EXCHANGE AN OPTION GRANT ONLY AS TO CERTAIN SHARES?

        No. You cannot exchange an outstanding option in part. In fact, if you elect to exchange any options, you will be deemed to have tendered for exchange all options that we granted to you on the same grant dates as your otherwise elected options. By way of example, if you have an option for 1,000 shares granted in May 2000 and for 500 shares granted in April 2001, you could elect to exchange both, either or neither of these grants. You could not elect to exchange just 800 shares of the May 2000 grant, or any other partial exchange of either option grant. If you elect to exchange only part of the options that we granted to you on a particular date, you will be deemed to have elected to cancel and exchange all of the options we granted to you on that grant date. Likewise, if an option grant is partially vested and partially unvested, you cannot choose to exchange only the unvested portion. However, you may first exercise the vested portion of an option and thereafter tender (on a timely basis) the unexercised balance for exchange and cancellation. (See Section 1 of the Offer to Exchange.)

35.   IF MY OPTION IS SPLIT BETWEEN AN INCENTIVE STOCK OPTION AND A NONQUALIFIED STOCK OPTION, CAN I CANCEL ONE PART OF THIS OPTION BUT NOT THE OTHER?

        Some of our employees received option grants that are treated partially as incentive stock options and partially as nonqualified stock options. You cannot cancel one part of an option grant that has been split into an incentive stock option and a nonqualified stock option because it is still considered a single option grant. It cannot be separated for purposes of the Option Exchange Program.

36.   IF I CHOOSE TO PARTICIPATE IN THE OPTION EXCHANGE PROGRAM, WHAT WILL HAPPEN TO MY OPTIONS THAT WILL BE EXCHANGED?

        If you elect to participate in the Option Exchange Program, then at 11:00 p.m., Central Time, on September 26, 2003, we will cancel all of your outstanding options that we granted to you prior to February 14, 2003 that you have elected to cancel, plus any other options that were granted to you on the same grant dates as the options you otherwise elected to cancel, regardless of exercise price. (See Section 5 of the Offer to Exchange.)

37.   WILL THE SHARES SUBJECT TO CANCELED OPTIONS BE RETURNED TO THE POOL OF SHARES AVAILABLE FOR FUTURE GRANT UNDER DATALINK'S INCENTIVE COMPENSATION PLAN?

        Yes. The shares of Common Stock subject to options canceled pursuant to the Option Exchange Program will be returned to the pool of shares available for grants of new options under our Incentive Compensation Plan. (See Section 10 of the Offer to Exchange.)

SPECIFIC QUESTIONS ABOUT THE REPLACEMENT OPTIONS

38.   WHEN WILL DATALINK GRANT THE NEW OPTIONS?

        We will grant the new options on the Replacement Date. If we cancel options elected (or deemed to be elected) for exchange on September 26, 2003, the Replacement Date of the new options will be on or about March 29, 2004. (See Section 8 of the Offer to Exchange.)

39.   WHY WON'T I RECEIVE MY REPLACEMENT OPTIONS IMMEDIATELY AFTER THE EXPIRATION DATE OF THE OFFER?

        If we granted the Replacement Options on a date that is sooner than six months and one day after the cancellation date of the options, we could be required under the financial accounting rules applicable to us to recognize significant charges in our financial statements that could reduce our reported earnings for each fiscal quarter that the Replacement Options remained outstanding. This could have a negative impact on our stock price. (See Section 10 of the Offer to Exchange.

40.   HOW MANY OPTION SHARES WILL I RECEIVE IN EXCHANGE FOR THE OPTION `SHARES I ELECT TO EXCHANGE?

        If you elect to participate in the Option Exchange Program, on the Replacement Date (so long as your employment or service with the Company continues through that date), we will grant you Replacement Options to purchase 50% of the number of shares of Common Stock subject to the original Eligible Options.

        If the exchange replacement percentages would yield a Replacement Option including a fractional share, we will round up to the nearest whole number of shares with respect to such option. We will issue the Replacement Options under the Incentive Compensation Plan. (See Sections 1 and 8 of the Offer to Exchange.)

41.   WHAT WILL BE THE EXERCISE PRICE OF THE REPLACEMENT OPTIONS?

        The exercise price of the Replacement Options will be the closing sales price of our Common Stock as reported on Nasdaq on the Replacement Date. Because the Replacement Date is more than six months after the date we cancel the options accepted for exchange and the price of our stock on the stock market is volatile, the new options may have a higher exercise price than your current options. We recommend that you obtain current market quotations for our Common Stock before deciding whether to exchange your options. (See Section 8 of the Offer to Exchange.)

42.   HOW WILL THE REPLACEMENT OPTIONS VEST?

        You will fully vest in all of the Replacement Options on a single date that is two years following the Replacement Date, assuming that your employment or service with the Company continues through that date. This vesting schedule is different than the vesting schedule of the canceled options. You will not be vested in any of the Replacement Options upon their grant. You will not receive any credit for vesting accrued prior to the cancellation of the existing options or for the period between the cancellation of the existing options and the grant of the Replacement Options. If your employment with Datalink is terminated by you or us voluntarily, involuntarily or for any reason or no reason, at any time within two years after the Replacement Date, you will not vest in any of the Replacement Options. (See Section 8 of the Offer to Exchange.)

43.   WHEN WILL THE REPLACEMENT OPTIONS EXPIRE?

        Each Replacement Option will have a ten year term from the Replacement Date. However, we will not grant any Replacement Option for options that would have expired prior to the Replacement Date. (See Section 8 of the Offer to Exchange.)

44.   WILL THE TERMS AND CONDITIONS OF MY REPLACEMENT OPTIONS BE THE SAME AS THE TERMS AND CONDITIONS OF THE OPTIONS THAT ARE CANCELED?

        The terms and conditions of a Replacement Option will be substantially similar to the canceled option it replaces, except that (i) the Replacement Option will have a new exercise price and date of grant, (ii) will cover a fewer number of shares of the Company's Common Stock and (iii) will have a different vesting schedule. In addition, we will issue all of the Replacement Options as nonqualified stock options for purposes of the Internal Revenue Code of 1986, as amended (the "Code"), which may differ from the terms of the canceled options. (See Sections 8 and 12 of the Offer to Exchange.)

45.   IF MY CURRENT OPTIONS ARE INCENTIVE STOCK OPTIONS, WILL MY REPLACEMENT OPTIONS BE INCENTIVE STOCK OPTIONS?

        No. All Replacement Options will be nonqualified stock options under the Code. (See Section 12 of the Offer to Exchange.)

46.   WHAT HAPPENS IF THE REPLACEMENT OPTIONS END UP UNDERWATER?

        We are conducting the Option Exchange Program only at this time and do not expect to repeat it again in the future. WE CAN PROVIDE NO ASSURANCE AS TO THE PRICE OF OUR COMMON STOCK AT ANY TIME IN THE FUTURE, AND NOTHING CONTAINED IN THIS DOCUMENT OR THE OTHER DOCUMENTS YOU RECEIVE RELATING TO THIS OFFER SHOULD BE INTERPRETED IN ANY WAY AS A CLAIM RELATING TO THE FUTURE PROSPECTS OF THE PRICE OF OUR COMMON STOCK, NOR SHOULD ANY INFERENCE ABOUT SUCH FUTURE PROSPECTS BE DRAWN FROM ANYTHING CONTAINED HEREIN OR THEREIN.

47.   HOW WILL FLUCTUATIONS IN THE MARKET PRICE OF DATALINK'S COMMON STOCK AFFECT THE REPLACEMENT OPTIONS AFTER THE GRANT OF MY REPLACEMENT OPTIONS?

        Datalink is not providing and is not in a position to provide any assurances or predictions as to the market price of our Common Stock at any time in the future. This is a unique, one-time Option Exchange Program and you should take this into account in deciding whether to participate and tender your options. IT IS POSSIBLE THAT YOUR CANCELED OPTIONS MIGHT HAVE BEEN WORTH MORE THAN THE REPLACEMENT OPTIONS IF OUR STOCK PRICE INCREASES AFTER THE DATE YOUR TENDERED OPTIONS ARE CANCELED. Additionally, because this is a one-time Option Exchange Program, we do not plan to offer a similar exchange if the market price of Datalink's Common Stock goes below the exercise price of the Replacement Options. (See Section 16 of the Offer to Exchange.)

48.   WILL I BE ABLE TO EXERCISE MY REPLACEMENT OPTIONS AND SELL THE ACQUIRED SHARES IMMEDIATELY AFTER THE REPLACEMENT OPTIONS ARE GRANTED?

        No. Although we expect to issue Replacement Options on or about March 29, 2004, you may exercise your Replacement Options only if they are vested. None of the Replacement Options will vest until two years after the Replacement Date. If your employment with Datalink is terminated by you or us voluntarily, involuntarily or for any reason or no reason, at any time within two years after the Replacement Date, you will not vest in any of the Replacement Options.

49.   ARE THERE ANY PLANS TO MAKE A BROAD-BASED GRANT OF STOCK OPTIONS BETWEEN THE COMMENCEMENT OF THE OPTION EXCHANGE PROGRAM AND THE REPLACEMENT DATE?

        No. We have no plans to make a broad-based grant of stock options during this time period.

50.   WILL DATALINK SUSPEND THE EMPLOYEE STOCK PURCHASE PLAN DURING THIS TIME PERIOD AS WELL?

        No. We do not plan to suspend the Employee Stock Purchase Plan during this time period.

51.   WHERE CAN I FIND MORE INFORMATION ABOUT DATALINK?

        We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC"). You can inspect and copy these reports, proxy statements and other information at the public reference facility maintained by the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available to the public on the SEC's Internet site at http://www.sec.gov.

52.   WHOM SHOULD I CONTACT IF I HAVE QUESTIONS ABOUT THE OFFER?

        For additional information or assistance, you may contact:

  Mary E. West, Vice President—Human Resources
  Datalink Corporation
  8170 Upland Circle
  Chanhassen, Minnesota 55317
  Telephone: (952) 279-4847
  Email: mwest@datalink.com

You should consult your personal advisors if you have questions about your own financial or tax situation.

INTRODUCTION

        Datalink is offering Eligible Participants the opportunity to exchange all outstanding stock options granted under the Incentive Compensation Plan prior to February 14, 2003, regardless of exercise price, for Replacement Options to purchase shares of Common Stock. If an Eligible Participant elects to exchange any Eligible Options, the Company will also automatically cancel any other outstanding stock options granted to such Eligible Participant on the same grant dates in consideration of issuing Replacement Options.

THE OFFER TO EXCHANGE

1.     NUMBER OF OPTIONS; EXPIRATION DATE.

        We are offering to grant Replacement Options to purchase our Common Stock in exchange for all Eligible Options held by Eligible Participants. As of August 27, 2003, there were 139 Eligible Participants who held Eligible Options to purchase approximately 1,360,481 shares of our Common Stock.

        You may exchange one or more of your Eligible Options, but you may not exchange less than all option shares subject to a particular Eligible Option. We will issue Replacement Options under our Incentive Compensation Plan. The Option Exchange Program is subject to the terms and conditions described in this Offer to Exchange. We will only accept options that are properly elected for exchange (or so deemed) and not validly withdrawn in accordance with Section 4 of this Offer to Exchange before the Option Exchange Program expires on the Expiration Date, as defined below. The number of shares of Common Stock subject to your Replacement Options will be 50% of the total number of shares of Common Stock subject to all of your Eligible Options canceled in connection with the Option Exchange Program.

        Your participation in the Option Exchange Program is voluntary. If you properly tender your Eligible Options and we accept them for exchange, we will cancel the Eligible Options you select and all other outstanding options granted to you on the same grant dates. Subject to the terms of the Option Exchange Program, you will then be entitled to receive Replacement Options representing 50% of the number of shares of Common Stock to which the canceled options related. We will not issue any Replacement Options representing fractional shares. Instead, if the application of the exchange replacement percentage to an Eligible Option would yield a Replacement Option including a fractional share, we will round up to the nearest whole number of shares with respect to such Replacement Option.

        The term "Expiration Date" means September 26, 2003, unless and until we, in our discretion, extend the period of time during which the offer will remain open. If we extend the period of time during which the offer remains open, the term "Expiration Date" will refer to the latest time and date at which the offer expires. See Section 13 of this Offer to Exchange for a description of our rights to extend, delay, terminate and/or amend the offer.

        IF, FOR ANY REASON, YOU DO NOT REMAIN AN EMPLOYEE OF DATALINK THROUGH THE GRANT DATE FOR THE REPLACEMENT OPTIONS, YOU WILL NOT RECEIVE ANY REPLACEMENT OPTIONS OR OTHER CONSIDERATION IN EXCHANGE FOR YOUR TENDERED (OR DEEMED TENDERED) ELIGIBLE OPTIONS THAT WE HAVE ACCEPTED FOR EXCHANGE. IF YOUR EMPLOYMENT TERMINATES AFTER YOU TENDERED YOUR ELIGIBLE OPTIONS, BUT PRIOR TO THE EXPIRATION DATE, YOU ARE NOT ELIGIBLE TO PARTICIPATE IN THE OFFER AND ANY OPTIONS THAT YOU HAVE ALREADY TENDERED (INCLUDING OPTIONS THAT YOU ARE DEEMED TO HAVE TENDERED) WILL AUTOMATICALLY BE WITHDRAWN.

        We will publish a notice if we decide to take any of the following actions:

  •
  increase or decrease what we will give you in exchange for your Eligible Options;

  •
  increase or decrease the number of Eligible Options to be exchanged in the offer; or

  •
  extend or terminate the offer.

If the offer is scheduled to expire within ten business days from the date we notify you of such an increase or decrease, we also intend to extend the offer until ten business days after the date the notice is published. In accordance with Rule 13e-4(a)(3) under the Securities Exchange Act of 1934 (the "Exchange Act"), a "business day" means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, Eastern Time.

2.     PURPOSE OF THE OPTION EXCHANGE PROGRAM.

        We issued the options outstanding under the Incentive Compensation Plan to provide our employees an opportunity to acquire or increase their ownership stake in the Company, creating a stronger incentive to expend maximum effort for our growth and success and encouraging our employees to continue their employment with us. However, many of these options, whether or not they are currently exercisable, have exercise prices that are significantly higher than the current market price of our Common Stock. We are implementing the Option Exchange Program to provide our employees with the opportunity to own options that over time may have a greater potential to increase in value, which we hope will create better performance incentives for employees and, in turn, increase the value of our Common Stock for our shareholders.

        Because of the number of options currently outstanding, a grant of additional options to all our employees holding "out-of-the-money" options could be significantly dilutive to our current and future stockholders and could potentially have a negative impact on our outstanding shares and earnings per share.

        CONSIDERING THE INHERENT RISKS ASSOCIATED WITH THE VOLATILE AND UNPREDICTABLE NATURE OF THE STOCK MARKET, THE TECHNOLOGY SECTOR AND OUR INDUSTRY IN PARTICULAR, WE CANNOT GUARANTEE THAT THE CLOSING MARKET PRICE OF OUR COMMON STOCK ON THE REPLACEMENT DATE (AND THEREFORE THE EXERCISE PRICE OF ANY NEW OPTION) WILL BE LESS THAN OR EQUAL TO THE EXERCISE PRICE OF YOUR EXISTING OPTIONS, OR THAT YOUR NEW OPTIONS WILL INCREASE IN VALUE OVER TIME.

        NEITHER WE NOR OUR BOARD OF DIRECTORS MAKES ANY RECOMMENDATION AS TO WHETHER YOU SHOULD TENDER YOUR ELIGIBLE OPTIONS, NOR HAVE WE AUTHORIZED ANY PERSON TO MAKE ANY SUCH RECOMMENDATION. NOTE THAT THE REPLACEMENT OPTIONS MAY HAVE A HIGHER EXERCISE PRICE, AND A DIFFERENT VESTING SCHEDULE, THAN SOME OR ALL OF YOUR ELIGIBLE OPTIONS. WE URGE YOU TO EVALUATE CAREFULLY ALL OF THE INFORMATION IN THIS OFFER AND TO CONSULT YOUR OWN INVESTMENT AND TAX ADVISORS.

        You must make your own decision whether to tender your Eligible Options for exchange.

3.     PROCEDURES FOR ELECTING TO PARTICIPATE IN THE OPTION EXCHANGE PROGRAM.

        a.    PROPER EXCHANGE OF OPTIONS.    To elect to participate in the Option Exchange Program, you must, in accordance with the terms of the Letter of Transmittal (Election to Participate) that is attached at the end of this Offer to Exchange, properly complete, duly execute and deliver to us the Letter of Transmittal (Election to Participate), or a facsimile of the letter, along with any other required documents. Mary E. West, Vice President—Human Resources, must receive all of the required documents before the Expiration Date. You may hand deliver your form to Mary E. West in our Human Resources Department. You can also return your form to us by fax at (952) 279-4355 or by mail to Datalink Corporation, 8170 Upland Circle, Chanhassen, Minnesota 55317, Attention: Mary E. West. Please be sure to allow sufficient time to ensure receipt by us and delivery of confirmation to you before the Expiration Date.

        THE METHOD OF DELIVERY OF ALL DOCUMENTS, INCLUDING YOUR LETTER OF TRANSMITTAL (ELECTION TO PARTICIPATE), IS AT YOUR RISK. IF DELIVERY IS BY STANDARD MAIL, WE RECOMMEND THAT YOU USE CERTIFIED MAIL WITH RETURN RECEIPT REQUESTED. IN ALL CASES, YOU SHOULD ALLOW SUFFICIENT TIME TO ENSURE TIMELY DELIVERY.

        If you do not turn in your Letter of Transmittal (Election to Participate) by the Expiration Date, you will not participate in the Option Exchange Program, and all stock options you currently hold will remain unchanged at their original price and terms. Termination of your employment or service with Datalink on or before the Expiration Date will automatically revoke any election that you made to participate in the Option Exchange Program.

        Except as described in the following sentences, an Eligible Participant who elects to participate in the Option Exchange Program must sign the Letter of Transmittal (Election to Participate) exactly as such Eligible Participant's name appears on the option agreement(s). If the signature is by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or another person acting in a fiduciary or representative capacity, the signer's full title and proper evidence of the authority of such person to act in such capacity must be indicated on the Letter of Transmittal (Election to Participate). If there is no option agreement relating to a particular option grant, the Eligible Participant must sign his or her full name (i.e., first name, middle initial, if any, and last name) on the Letter of Transmittal (Election to Participate).

        b.    DETERMINATION OF VALIDITY; REJECTION OF OPTIONS; WAIVER OF DEFECTS; NO OBLIGATION TO GIVE NOTICE OF DEFECTS.    We will determine, in our discretion, all questions as to form of documents and the validity, eligibility, including time of receipt, and acceptance of any election to participate in the Option Exchange Program. Our determination of these matters will be final and binding on all parties. We reserve the right to reject any or all elections to participate in the Option Exchange Program that we determine are not in appropriate form or that we determine are unlawful to accept. Otherwise, we will accept properly and timely elected options that are not validly withdrawn. We also reserve the right to waive any of the conditions of the Option Exchange Program or any defect or irregularity in any election with respect to any particular options or any particular option holder. No election to participate in the Option Exchange Program will be valid until all defects or irregularities have been cured by the Eligible Participant or waived by us. Neither we nor any other person is obligated to give notice of any defects or irregularities in elections, nor will anyone incur any liability for failure to give any such notice.

        c.    OUR ACCEPTANCE CONSTITUTES AN AGREEMENT.    Your election to participate in the Option Exchange Program pursuant to the procedures described above constitutes your acceptance of the terms and conditions of the Option Exchange Program. Our acceptance for cancellation of the options elected (or deemed elected) for exchange by you pursuant to the Option Exchange Program (discussed in Section 5 below) will constitute a binding agreement between us and you upon the terms and subject to the conditions of the Option Exchange Program.

        Subject to our rights to extend, terminate and amend the Option Exchange Program, we currently expect that we will accept promptly after the Expiration Date all properly elected (or deemed elected) options that have not been validly withdrawn.

4.     CHANGE IN ELECTION.

        You may only change your election by following the procedures in this Section 4.

        You have the right to withdraw the options you have elected to cancel at any time before 11:00 p.m., Central Time, on September 26, 2003. If you withdraw your election only as to a portion of your options tendered for cancellation and exchange, your withdrawal will act to withdraw your election to cancel and exchange those options, as well as any other options that we granted to you on the same grant dates. If we extend the time during which you may elect to participate in the Option Exchange Program, you have the right to withdraw the options you have elected to cancel at any time until the extended period expires. In addition, if we do not accept options for participation in the Option Exchange Program before October 27, 2003, the 40th business day from the commencement of the Option Exchange Program, you may withdraw such options at any time after October 27, 2003.

        To withdraw options, you must deliver a written Notice of Withdrawal (Election not to Participate) with the required information included, while you still have the right to withdraw the election to participate in the Option Exchange Program. We recommend that you hand deliver the Notice of Withdrawal (Election Not to Participate) to Mary E. West in our Human Resources Department. Otherwise, you can return your form to us by fax at (952) 279-4355 or by mail to Datalink Corporation, 8170 Upland Circle, Chanhassen, Minnesota 55317, Attention: Mary E. West. A form of Notice of Withdrawal (Election Not to Participate) accompanies this Offer to Exchange. The Notice of Withdrawal (Election Not to Participate) must include your name, the grant date, exercise price and total number of shares included in each option, and the total number of options to be withdrawn.

        Except as described in the following sentences, an Eligible Participant who has elected to participate in the Option Exchange Program (and who subsequently elects to withdraw his or her options from the Stock Option Exchange Program) must sign the Notice of Withdrawal (Election Not to Participate) exactly as such an Eligible Participant's name appears on the option agreement(s). If the signature is by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or another person acting in a fiduciary or representative capacity, the signer's full title and proper evidence of the authority of such person to action such capacity must be indicated on the Notice of Withdrawal (Election Not to Participate). If there is no option agreement relating to a particular option grant, the Eligible Participant must sign his or her full name (i.e., first name, middle initial, if any, and last name) on the Letter of Transmittal (Election to Participate).

        You may not rescind any withdrawal, and any options you withdraw (or are deemed to withdraw) will thereafter be deemed not properly submitted for participation in the Option Exchange Program, unless you properly re-submit those options before the Expiration Date by following the procedures described in Section 3.

        Neither the Company nor any other person is obligated to give notice of any defects or irregularities in any Notice of Withdrawal (Election Not to Participate), nor will anyone incur any liability for failure to give any such notice. We will determine, in our discretion, all questions as to the form and validity, including time of receipt, of notices of withdrawal. Our determination of these matters will be final and binding.

        THE METHOD OF DELIVERY OF ALL DOCUMENTS, INCLUDING ANY NOTICE OF WITHDRAWAL (ELECTION NOT TO PARTICIPATE), IS AT YOUR RISK. IF DELIVERY IS BY STANDARD MAIL, WE RECOMMEND THAT YOU USE CERTIFIED MAIL WITH RETURN RECEIPT REQUESTED. IN ALL CASES, YOU SHOULD ALLOW SUFFICIENT TIME TO ENSURE TIMELY DELIVERY.

5.     ACCEPTANCE OF OPTIONS FOR EXCHANGE; CANCELLATION OF ELIGIBLE OPTIONS; ISSUANCE OF REPLACEMENT OPTIONS.

        On the terms and subject to the conditions of this Offer to Exchange, promptly following the Expiration Date, we will accept for exchange and cancel all options properly submitted for exchange and not validly withdrawn before the Expiration Date. This includes any options that we deem elected for exchange and cancellation because they were granted on one of the same dates as an otherwise elected option. We will give you notice of our acceptance for exchange and cancellation of Eligible Options validly elected for exchange and not properly withdrawn as of the Expiration Date. We will notify you on or prior to the Expiration Date if we reject your election. If you are not notified of a rejection and you receive notice of our acceptance for exchange and cancellation of all Eligible Options validly elected for exchange and not properly withdrawn, you may assume that your properly executed and delivered Election Form has been accepted. After we accept Eligible Options for exchange and cancellation, we will send each Eligible Participant who elected to participate in the Offer to Exchange a letter confirming the Replacement Option that we will grant to the Eligible Participant.

        If you are not continuously employed by or in service with Datalink through the date we grant the Replacement Options, you will not be eligible to receive a Replacement Option. Your employment with the Company is on an at-will basis and nothing in this Offer to Exchange modifies or changes that. Therefore, if your employment with the Company is terminated by you or the Company voluntarily, involuntarily, or for any reason or no reason, before your Replacement Options are granted, you will not have a right to any stock options that were previously canceled, and you will not have a right to any grant that we would have made on the Replacement Date. You also will not receive any other consideration for your canceled options if you are not an employee from the date on which the Eligible Options are canceled through the date we grant the Replacement Options.

        If you are on an authorized leave of absence on the grant date of the Replacement Options, then except as otherwise required by law, you will be entitled to a grant of Replacement Options only if you return to active employment with Datalink prior to the first anniversary of the grant date for Replacement Options. In that event, you will receive a grant of Replacement Options on the day you return to active employment with Datalink. The exercise price of such Replacement Options will be the closing price of a share of our Common Stock on the Nasdaq National Market on the date such Replacement Options are granted.

        It is possible that, prior to the grant of Replacement Options, we might effect or enter into a corporate transaction (such as a merger or reorganization) whereby the Company would be acquired by another company. We cannot guarantee that the acquiring company in the corporate transaction would agree to assume existing options and therefore the obligation to issue Replacement Options. Therefore, it is possible that you may not receive any Replacement Options, securities of the surviving company or other consideration in exchange for your canceled options if we are acquired before we grant the Replacement Options. In addition, the announcement of a corporate transaction regarding the Company could have a substantial effect on our stock price, including substantial stock price appreciation, which could reduce or eliminate potential benefits provided by the Option Exchange Program. We reserve the right to take any action, including entering into a merger, reorganization or other corporate transaction, that our Board of Directors believes is in the best interest of the Company and our shareholders.

        We expect to grant the Replacement Options on or about March 29, 2004 (or a later date if Datalink extends the Offer to Exchange). Your Replacement Options will represent 50% of the total number of shares of Common Stock subject to of all your Eligible Options that were canceled, as set forth in detail in Section 1. No portion of a Replacement Option will be exercisable until it vests.

6.     CONDITIONS OF THE OPTION EXCHANGE PROGRAM.

        Notwithstanding any other provision of this Offer to Exchange, we will not be required to accept any Eligible Options that you elect to exchange, and we may terminate or amend the Option Exchange Program, or postpone our acceptance and cancellation of any Eligible Options that you elect to exchange, in each case if at any time on or after September 26, 2003 and on or before the Expiration Date we determine that any event has occurred that, in our reasonable judgment, has a material effect on the Company's business, condition (financial or other), operations, valuation or prospects and makes it inadvisable for us to proceed with the Option Exchange Program or to accept and cancel Eligible Options that you elect to exchange, including:

  •
  any action or proceeding by any government agency, authority or tribunal or any other person, domestic or foreign, is threatened or pending before any court, authority, agency or tribunal that directly or indirectly challenges the Option Exchange Program, the acquisition of some or all of the Eligible Options, the issuance of Replacement Options or otherwise relates to the Option Exchange Program or that, in our reasonable judgment, could materially and adversely affect our business, condition (financial or other), income, operations or prospects or materially impair the benefits we believe we will receive from the Option Exchange Program;

  •
  any action is threatened, pending or taken, or any approval is withheld, by any court or any authority, agency or tribunal, which action or withholding, in our reasonable judgment, would or might directly or indirectly:

  (a)
  make it illegal for us to accept some or all of the Eligible Options or to issue some or all of the Replacement Options or otherwise restrict or prohibit consummation of the transactions contemplated in the Option Exchange Program or otherwise relate to the Option Exchange Program;

  (b)
  delay or restrict our ability, or render us unable, to accept the Eligible Options for exchange and cancellation or to issue Replacement Options for some or all of the exchanged Eligible Options;

  (c)
  materially impair our ability to provide Eligible Participants with compensation by decreasing the value of the Replacement Options or otherwise; or

  (d)
  materially and adversely affect our business, condition (financial or other), income, operations or prospects;

  •
  there is:

  (a)
  any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market;

  (b)
  the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory;

  (c)
  the commencement of a war, armed hostilities or other international or national crisis directly or indirectly involving the United States;

  (d)
  any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that in our reasonable judgment might affect, the extension of credit by banks or other lending institutions in the United States;

  (e)
  any significant decrease in the market price of the shares of our Common Stock or any change in the general political, market, economic or financial conditions in the United States or abroad that, in our reasonable judgment, has had or will have a material adverse effect on the business, condition (financial or other), operations or prospects of Datalink or on the trading in our Common Stock;

    (f)
    any change in the general political, market, economic or financial conditions in the United States or abroad that has had, or will have, a material adverse effect on our business, condition (financial or other), operations or prospects or that, in our reasonable judgment, makes it inadvisable to proceed with the Offer to Exchange;

    (g)
    in the case of any of the foregoing existing at the time of the commencement of the Option Exchange Program, a material acceleration or worsening thereof; or

    (h)
    any change in generally accepted accounting standards or the application or interpretation thereof which could or would require us for financial reporting purposes to record compensation expense against our earnings in connection with the Option Exchange Program;

  •
  another person publicly makes or proposes a tender or exchange offer for some or all of our Common Stock, or an offer to merge with or acquire us, or we learn that:

  (a)
  any person, entity or "group," within the meaning of Section 13(d)(3) of the Exchange Act, has acquired or proposed to acquire beneficial ownership of more than 5% of the outstanding shares of our Common Stock, or any new group shall have been formed that beneficially owns more than 5% of the outstanding shares of our Common Stock, other than any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the SEC before the Expiration Date;

  (b)
  any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the SEC before the Expiration Date has acquired or proposed to acquire beneficial ownership of an additional 2% or more of the outstanding shares of our Common Stock; or

  (c)
  any person, entity or group shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 disclosing or made a public announcement that it intends to acquire us or any of our assets or securities; or

  •
  any change or changes occur in our business, condition (financial or other), assets, income, operations, prospects or stock ownership that, in our reasonable judgment, is or may be material to us.

        The conditions to the Option Exchange Program are for our benefit. We may assert the conditions to the Option Exchange Program in our discretion before the Expiration Date and we may waive the conditions to the Option Exchange Program in accordance with applicable law, at any time and from time to time before the Expiration Date, whether or not we waive any other condition to the Option Exchange Program. Our failure to exercise any of these rights is not a waiver of any of these rights. The waiver of any of these rights with respect to particular facts and circumstances is not a waiver with respect to any other facts and circumstances. Any determination we make concerning the events described in this Section 6 will be final and binding upon everyone.

        We currently expect that we will accept promptly after the Expiration Date all Eligible Options that are properly submitted (or are deemed to have been so submitted) for exchange and have not been validly withdrawn.

7.     PRICE RANGE OF COMMON STOCK.

        There is no established trading market for the Eligible Options. The securities underlying the Eligible Options are shares of our Common Stock. Our Common Stock is quoted on the Nasdaq National Market under the symbol "DTLK." The following table shows, for the periods indicated, the high and low closing sale prices per share of our Common Stock as reported on the Nasdaq National Market.

	HIGH	LOW
Year Ending December 31, 2003
Second Quarter	$4.95	$3.62
First Quarter	$4.15	$3.07
Year Ended December 31, 2002
Fourth Quarter	$4.22	$2.37
Third Quarter	$4.17	$2.40
Second Quarter	$6.72	$3.31
First Quarter	$7.01	$4.35
Year Ended December 31, 2001
Fourth Quarter	$8.30	$3.05
Third Quarter	$8.39	$3.80
Second Quarter	$11.30	$5.43
First Quarter	$12.88	$7.69

        On August 26, 2003, the closing price of our Common Stock, as reported on the Nasdaq National Market, was $4.45 per share. We recommend that you obtain current market quotations for our Common Stock before deciding whether to elect to exchange your options, but we caution you that there nonetheless will be at least six months' market risk between the time you make any election to exchange Eligible Options and the date Replacement Options are granted (and their exercise price is established). WE CANNOT GUARANTEE THAT THE REPLACEMENT OPTIONS WILL HAVE A LOWER EXERCISE PRICE THAN THOSE OF THE ELIGIBLE OPTIONS.

8      SOURCE AND AMOUNT OF CONSIDERATION; TERMS OF REPLACEMENT OPTIONS.

        a.     CONSIDERATION. Your Replacement Options will represent 50% of the total number of shares of Common Stock subject to of all your Eligible Options canceled in connection with the Option Exchange Program. Regardless of any election you make, your canceled options will include all Eligible Options that have the same grant date as those Eligible Options you actually elected to cancel and exchange in connection with the Option Exchange Program. The exercise price of the Replacement Options will be equal to the closing price of the Company's Common Stock as reported on Nasdaq on the Replacement Date.

        If we receive and accept exchange of all Eligible Options outstanding as of August 26, 2003, we will grant Replacement Options to purchase a total of approximately 680,241 shares of our Common Stock. The Common Stock issuable upon exercise of the Replacement Options would equal approximately 6.6% of the total shares of our Common Stock outstanding as of August 26, 2003.

        b.     TERMS OF REPLACEMENT OPTIONS. We will grant Replacement Options under our Incentive Compensation Plan. We may, but are not required to, execute Replacement Option agreements between each Eligible Participant who participates in the Option Exchange Program and Datalink. Except for the new exercise price, the number of shares subject to the Replacement Options and the vesting schedule, the terms and conditions of the Replacement Options will be substantially similar to other options previously granted to you under the Incentive Compensation Plan. Each Replacement Option will fully vest on a single date two years from the Replacement Date, assuming you continue in employment or service with Datalink through such date. The term of each Replacement Option will end ten years from the Replacement Date. However, we will not grant any Replacement Options for canceled options that would have expired by their terms prior to the Replacement Date. You may obtain a copy of the Incentive Compensation Plan as indicated below.

        The exercise price of the Replacement Options will be the closing sales price of our common stock as reported on Nasdaq on the Replacement Date. Because the Replacement Date will be more than six months after the date we cancel the options accepted for exchange and the price of our stock on the stock market is volatile, we cannot predict the market price of the stock covered by the new options on the Replacement Date. Accordingly, the Replacement Options may have a higher exercise price than your current options.

        The terms and conditions of your current options are set forth in the Incentive Compensation Plan and the stock option award document we provided to you in connection with the option grants. You may obtain copies of the Incentive Compensation Plan as indicated below.

        Important Note:    The statements in this Offer to Exchange concerning the Incentive Compensation Plan and the Replacement Options are merely summaries and do not purport to be complete. The statements are subject to, and are qualified in their entirety by reference to, all provisions of the Incentive Compensation Plan and the form of stock option award documents under such Plan.

        Please contact Mary E. West in our Human Resources Department by e-mail at mwest@datalink.com or by fax at (952) 279-4355 to receive a copy of the Incentive Compensation Plan or the forms of stock option award documents. We will promptly furnish you copies of these documents at our expense.

        c.     REGISTRATION OF OPTION SHARES. All shares of Common Stock issuable upon exercise of options under the Incentive Compensation Plan, including the shares that will be issuable upon exercise of all Replacement Options, have been registered under the Securities Act of 1933, as amended, on a Registration Statement on Form S-8 filed with the SEC. Unless you are considered an

"affiliate" of Datalink, you will be able to sell your Replacement Option shares free of certain transfer restrictions under applicable securities laws.

9.     ABSENCE OF INTERESTS OF DIRECTORS AND OFFICERS REGARDING THE OPTION EXCHANGE PROGRAM; TRANSACTIONS AND ARRANGEMENTS INVOLVING THE OPTIONS.

        A list of our directors and executive officers is contained in Schedule A attached to this Offer to Exchange. As of August 26, 2003, our executive officers and directors (9 persons) as a group held stock options granted under the Incentive Compensation Plan to purchase a total of 475,620 shares of our Common Stock. This represented approximately 22.9% of the shares subject to all options granted under the Incentive Compensation Plan as of that date. At that date, our non-employee directors (4 persons) as a group also held stock options granted by our board of directors (outside of any stock option plan) and under our 2000 Director Stock Option Plan to purchase a total of 150,000 shares of our Common Stock. EXECUTIVE OFFICERS AND DIRECTORS WILL NOT BE ELIGIBLE TO EXCHANGE ANY OF THEIR OPTIONS PURSUANT TO THE OFFER AND NO OPTION HELD BY SUCH PERSON SHALL CONSTITUTE AN ELIGIBLE OPTION.

        The Company has not issued Eligible Options during the 60 days prior to this Offer to Exchange. There is also no agreement, arrangement or understanding between the Company or, to the best of our knowledge, any of our directors or executive officers, and any other person for the purchase or acquisition from the Company of any of its securities, except for outstanding options as described in the preceding paragraph, the right of employees, including executive officers, to participate in the our Employee Stock Purchase Plan and the right of non-employee directors to participate in the our 2000 Director Stock Option Plan.

10.   STATUS OF OPTIONS ACQUIRED BY US IN THE OPTION EXCHANGE PROGRAM; ACCOUNTING CONSEQUENCES OF THE OPTION EXCHANGE PROGRAM.

        We will cancel the Eligible Options that we acquire in connection with the Option Exchange Program. As a result, the shares of Common Stock purchasable under those options will return to the pool of shares available for grants of new awards or options under the Incentive Compensation Plan without further shareholder action, except as required by applicable law or the rules of the Nasdaq National Market or any other securities quotation system or any stock exchange on which our Common Stock is then quoted or listed.

        We believe that we will not incur any compensation expense solely as a result of the transactions contemplated by the Option Exchange Program because:

  •
  we will not grant any Replacement Options to Eligible Participants in the Option Exchange Program until the first business day that is at least six months and one day after the date that we accept and cancel Eligible Options elected (or deemed elected) for exchange; and

  •
  the exercise price of all Replacement Options will equal the market value of the Common Stock on the date we grant the Replacement Options.

11.   LEGAL MATTERS; REGULATORY APPROVALS.

        We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by the Option Exchange Program, or of any approval or other action by any government or regulatory authority or agency that is required for the acquisition or ownership of the options as described in the Option Exchange Program. If any other approval or action is required, we presently intend to seek the approval or take the action. This could require us to delay the acceptance of any Eligible Options that you elect (or are deemed to elect) to exchange. We cannot assure you that we will be able to obtain any required approval or take any other required action. Our failure to obtain any required approval or take any required action might result in harm to our business. Our obligation under the Option Exchange Program to accept tendered Eligible Options (and those deemed to be tendered) and to issue Replacement Options subject to conditions, including the conditions described in Section 6 of the Offer to Exchange.

12.   MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES.

        The following is a general summary of the material U.S. federal income tax consequences of the exchange of options under the Option Exchange Program. This discussion is based on the Code, its legislative history, Treasury Regulations and administrative and judicial interpretations as of the date of the Offer to Exchange, all of which may change, possibly on a retroactive basis. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to apply in all respects to all categories of Eligible Participants.

        If you exchange outstanding Eligible Options for a Replacement Option, you will not be required to recognize income for federal income tax purposes at the time of the exchange. We believe that the exchange will be treated as a non-taxable exchange.

        At the date of grant of the Replacement Options, you will not be required to recognize additional income for federal income tax purposes. The grant of options is not recognized as taxable income.

        All of the Replacement Options will be nonqualified stock options and will not be eligible for favorable tax treatment applicable to incentive stock options.

        a.     FEDERAL INCOME TAX CONSEQUENCES OF INCENTIVE STOCK OPTIONS. You will not be subject to any current income tax if you elect to exchange your incentive stock options in exchange for Replacement Options.

        Any Replacement Options you are granted will be nonqualified stock options. Unlike incentive stock options, nonqualified stock options are not eligible for favorable tax treatment applicable to incentive stock options.

        We do not believe that our offer to you to exchange your Eligible Options for Replacements Options will change any of the terms of your Eligible Options if you do not accept the offer. However, if you choose not to accept this offer, it is possible that the IRS would assert that your right to exchange your Eligible Options that are incentive stock options under this offer is a "modification" of your incentive stock options, even if you do not exchange the options. A successful assertion by the IRS that the options are modified could extend the options' holding period to qualify for favorable tax treatment and cause a portion of your incentive stock options to be treated as nonqualified stock options. In order to avoid this risk, we are retaining the right to choose whether or not to accept your Eligible Options for exchange. Accordingly, your Eligible Options (and the related stock option award documents) will be automatically canceled if, and only if, we accept your Eligible Options for exchange.

        Under current law, you should not have realized taxable income when any incentive stock options were granted to you under our Incentive Compensation Plan. In addition, you generally will not realize taxable income when you exercise an incentive stock option. However, your alternative minimum taxable income will be increased by the amount that the aggregate fair market value of the shares you purchased under the option, which is generally determined as of the date you exercise the option, exceeds the aggregate exercise price of the option. Except in certain circumstances, such as your death or disability, if an option by its terms may be exercised more than three months after termination of your employment, the option will not be treated as an incentive stock option and is subject to taxation under the rules applicable to nonqualified stock options that are discussed below.

        If you sell Common Stock that you acquired by exercising an incentive stock option, the tax consequences of the sale depend on whether the disposition is "qualifying" or "disqualifying." The disposition of the Common Stock is qualifying if it is made after the later of (i) two years from the date the incentive stock option was granted and (ii) one year after the date the incentive stock option was exercised.

        If the disposition of the Common Stock you received when you exercised incentive stock options is qualifying, any excess of the sale price over the exercise price of the option will be treated as long-term capital gain taxable to you at the time of the sale. If the disposition is not qualifying, which we refer to as a "disqualifying disposition," the excess of the fair market value of the Common Stock on the date the option was exercised over the exercise price will be taxable ordinary income to you at the time of the sale. However, if the difference between the sale price and the option exercise price is less than the amount in the preceding sentence, this lesser amount is ordinary income to you. Any amount in excess of the ordinary income amount will be long-term capital gain or short-term capital gain, depending on whether or not the Common Stock was sold more than one year after the option was exercised.

        If you pay the exercise price of an incentive stock option by returning shares of Common Stock with a fair market value equal to part or all of the exercise price, the exchange of shares will be treated as a nontaxable exchange, unless you acquired the shares being returned when you exercised an incentive stock option and had not satisfied the special holding period requirements summarized above. The tax basis and holding period of the Common Stock surrendered to pay the exercise price will be attributed to an equivalent number of shares of Common Stock received. If you exercise your incentive stock options by surrendering incentive stock option shares for which the holding periods have not been met, such surrender is taxed as a disqualifying disposition.

        If you sell Common Stock you received when you exercised an incentive stock option in a qualifying disposition, the Company will not be entitled to any tax deduction. However, if you sell Common Stock you received when you exercised an incentive stock option in a disqualifying disposition, the Company will be entitled to a deduction equal to the amount of compensation income taxable to you.

        b.     FEDERAL INCOME TAX CONSEQUENCES OF NONQUALIFIED STOCK OPTIONS. Under current law, you will not realize taxable income upon the grant of a nonqualified stock option. However, when you exercise the option, the difference between the exercise price of the option and the fair market value of the shares subject to the option on the date of exercise will be treated as taxable compensation income to you, and you will be subject to withholding of income and employment taxes at that time. The Company will be entitled to a deduction equal to the amount of compensation income taxable to you.

        If you exchange shares in payment of part or all of the exercise price of a nonqualified stock option, no gain or loss will be recognized with respect to the shares exchanged, unless the shares were acquired pursuant to the exercise of an incentive stock option and the applicable holding periods summarized above were not met, and you will be treated as receiving an equivalent number of shares pursuant to the exercise of the option in a nontaxable exchange. The tax basis and holding period of the shares exchanged will be attributed to an equivalent number of shares received. The difference between the aggregate exercise price and the aggregate fair market value of the shares received pursuant to the exercise of the option will be taxed as ordinary income, just as if you had paid the exercise price in cash.

        The subsequent sale of the shares acquired pursuant to the exercise of a nonqualified stock option generally will give rise to capital gain or loss equal to the difference between the sale price and the sum of the exercise price paid for the shares plus the ordinary income recognized at the time of exercise. This capital gain or loss will be treated as long term capital gain or loss if you held the shares for more than one year following exercise of the option.

        We recommend that you consult your tax advisor with respect to the federal, state and local tax consequences of participating in the Option Exchange Program.

13.   EXTENSION OF OPTION EXCHANGE PROGRAM; TERMINATION; AMENDMENT.

        We may at any time, and from time to time, extend the period of time during which the Option Exchange Program is open and delay accepting any options surrendered or tendered by announcing the extension and giving oral or written notice of the extension to the Eligible Participants.

        Prior to the Expiration Date, in order to terminate or amend the Option Exchange Program, we may postpone accepting for cancellation any Eligible Options if any of the conditions specified in Section 6 of the Offer to Exchange occur. In order to postpone the accepting for cancellation of any Eligible Option, we must announce the postponement and give oral or written notice of the postponement to the Eligible Participants. Our right to delay accepting and canceling Eligible Options may be limited by Rule 13e-4(f)(5) under the Exchange Act, which requires that we pay the consideration offered or return the surrendered options promptly after we terminate or withdraw the offer.

        As long as we comply with any applicable laws, we may amend the Option Exchange Program in any way, including decreasing or increasing the consideration offered in the Option Exchange Program to Eligible Participants or by decreasing or increasing the number of Eligible Options to be exchanged or surrendered in the Option Exchange Program.

        We may amend the Option Exchange Program at any time prior to the Expiration Date by announcing the amendment. If we extend the length of time during which the Option Exchange Program is open, the amendment must be issued no later than 8:00 a.m., Central Time, on the next business day after the last previously scheduled or announced Expiration Date. Any announcement relating to the Option Exchange Program will be sent promptly to optionholders in a manner reasonably designed to inform optionholders of the change.

        If we materially change the terms of the Option Exchange Program or the information about the Option Exchange Program, or if we waive a material condition of the Option Exchange Program, we may extend the Option Exchange Program to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) under the Exchange Act. Under these rules, the minimum period an offer must remain open following material changes in the terms of the Option Exchange Program or information about the Option Exchange Program, other than a change in price or a change in percentage of securities sought, will depend on the facts and circumstances. We will publish a notice if we decide to take any of the following actions:

  •
  increase or decrease what we will give you in exchange for your Eligible Options; or

  •
  increase or decrease the number of Eligible Options to be exchanged in the Option Exchange Program.

        If the Option Exchange Program is scheduled to expire within ten business days from the date we notify you of such an increase or decrease, we intend to extend the Option Exchange Program until ten business days after the date the notice is published.

14.   FEES AND EXPENSES.

        We will not pay any fees or commissions to any broker, dealer or other person for asking holders of Eligible Options to exchange such options pursuant to this Option Exchange Program.

15.   INFORMATION ABOUT DATALINK.

        Our principal executive offices are located at 8170 Upland Circle, Chanhassen, Minnesota 55317 and our telephone number is (952) 944-3462. Information regarding our directors and executive officers is contained in Schedule A attached to this Offer to Exchange and incorporated herein by reference. Our Web site address is http://www.datalink.com. The information on our Web site is not a part of this Offer to Exchange.

        We are the leading independent information storage architect in the United States. We partner with customers to analyze, design, implement, and support information storage infrastructures that store, protect, and provide continuous access to information. Our areas of expertise include:

  •
  Storage Continuance—We help our customers to have 24 hours a day, 7 days a week access to information.

  •
  Storage Protection—We deploy storage protection architectures that provide our customers cost-effective backup and restore solutions for safeguarding information.

  •
  Storage Optimization—We help our customers to maximize utilization of storage technologies and the resources that manage those technologies.

        Our highly skilled technical services and product management staff tests and compares data storage technologies available from the leading manufacturers and software developers. Once a product is approved for our solution sets, our technical staff then has the flexibility to choose from the best of these storage technologies and products to solve our customers' growing data storage needs. In addition, we maintain a sales and support staff that ensures the continued success of our data storage solutions for each customer. We believe these value-added services and our adherence to the highest quality standards have resulted in superior levels of customer satisfaction. Our customers are primarily located throughout the United States.

        Information concerning our business, including our background, strategy, suppliers, products and services, sales and marketing, customers, competition and employees, as well as our financial information, is included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2002 and our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2003 and June 30, 2003. These reports are incorporated by reference herein. We also hereby incorporate by reference additional documents that we may file with the SEC between the date of this Offer to Exchange and the Expiration Date. These documents may be inspected at, and copies may be obtained from, the same places and in the same manner as set forth under Section 17—"Additional Information."

SUMMARY FINANCIAL INFORMATION
(IN THOUSANDS, EXCEPT PER SHARE DATA)

        Set forth below is a selected summary of our financial information. The summary statements of operations data for the six months ended June 30, 2003 and 2002 and the summary balance sheet data at June 30, 2003 and 2002 have been derived from the financial statements included in our Quarterly Reports on Form 10-Q for the quarterly periods ended June 30, 2003 and 2002, and should be read together with the financial statements and related notes included in such report. The summary statements of operations data and summary balance sheets data for the years ended, and at, December 31, 2002 and 2001 have been derived from the financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2002, and should be read together with the financial statements and related notes included in such report. Since the selected summary financial information set forth below is not accompanied by an audit report, it is considered unaudited.

	Year Ended December 31,		Six Months Ended June 30,
	2002	2001	2003	2002
Statement of Operations Information:
Net sales	$86,500	$124,784	$50,113	$42,803
Gross profit	21,724	34,063	13,147	10,546
Loss from operations	(6,153)	(517)	(1,089)	(4,072)
Net loss	(5,418)	(505)	(1,046)	(2,529)
Net loss per share:
Basic	$(0.56)	$(0.06)	$(0.10)	$(0.28)
Diluted	$(0.56)	$(0.06)	$(0.10)	$(0.28)
Statement of Cash Flow Information:
Net cash (used in) provided by operating activities	$894	$5,622	$(1,012)	$(602)
Net cash used in investing activities	(1,146)	(3,976)	(454)	(538)
Net cash (used in) provided by financing activities	4,740	(342)	93	4,733
Balance Sheet Information (At End of Period):
Current assets	$31,575	$31,114	$30,780	$29,435
Non-current assets	13,210	15,634	12,220	14,596
Current liabilities	18,098	20,385	17,024	14,519
Non-current liabilities	341	269	515	360
Total stockholders' equity	26,346	26,114	25,461	29,152
Working capital	13,477	10,729	13,756	14,916

Our book value per share was $2.49 as of June 30, 2003. We computed our book value by dividing our total stockholders' equity as of June 30, 2003 by the number of shares of Common Stock outstanding on that date.

        We incorporate by reference herein the financial information included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2002 and in our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31 and June 30, 2003. You may inspect these documents at, and obtain copies from, the same places and in the same manner as set forth under Section 17—"Additional Information."

16.   RISK FACTORS.

        We incorporate by reference herein the information concerning risk factors included in our Annual Report on Form 10-K for the year ended December 31, 2002. You can find this information in that report under "Part II, Item 7—Management's Discussion and Analysis of Financial Condition and Results of Operations: Risk Factors." Additional risks and uncertainties not presently known to us or that we currently deem immaterial also may impair our business operations. If any of the risks actually occur, our business could be harmed.

        In addition, there are risks that directly concern the Option Exchange Program. These include risks associated with participating in the Option Exchange Program, as well as risks associated with the failure to participate in the Option Exchange Program.

        For instance, if an Eligible Participant participates in the Option Exchange Program, that Eligible Participant will be subject to market risk, since the exercise price will be set for a Replacement Option on the first business date that is six months and one day from the Expiration Date. Because of this, it is possible that:

  (i)
  the exercise price for the Replacement Option could be higher than the exercise price of an existing Eligible Option;

  (ii)
  the exercise price for the Replacement Option could be higher than the exercise price the Eligible Participant envisioned at the time of tender or as of the Expiration Date; or

  (iii)
  an Eligible Participant may ultimately realize in the future a lesser amount of gain, if any, upon exercise, when comparing the exercise price, the lesser number of shares that may be purchased upon exercise and the vesting schedule, of the Replacement Option to the exercise price, number of shares and the vesting schedule for shares that may be purchased pursuant to Eligible Options.

        Further, if an Eligible Participant's employment is terminated by the Participant or the Company voluntarily, involuntarily or for any reason or no reason, at any time from the date of this Offer to Exchange through the Replacement Date, the Eligible Participant will not have a right to:

  (i)
  any stock options that were previously canceled;

  (ii)
  the grant of any new options that would have been issued on the Replacement Date; nor

  (iii)
  any other consideration for the canceled options.

        Conversely, there are risks associated with a failure to participate in the Option Exchange Program, including the possibility that:

  (i)
  the exercise price for a Replacement Option could turn out to be lower than the exercise price of an existing Eligible Option;

  (ii)
  the exercise price for the Replacement Option could be lower than the exercise price the Eligible Participant envisioned when such Eligible Participant considered whether to (or not to) tender as of, or prior to, the Expiration Date; or

  (iii)
  an Eligible Participant may ultimately realize in the future a lesser amount of gain, or no gain, upon exercise or termination of an Eligible Option, when comparing the exercise price, number of shares and vesting schedule of what could have been a Replacement Option to the exercise price, number of shares and the vesting schedule for shares that may be purchased pursuant to the Eligible Option that was not tendered.

        Since these circumstances involve a great deal of market and other risk, we ask you to carefully consider the Option Exchange Program and consult your personal advisors concerning the Option Exchange Program.

        We currently have no plans that would require disclosure under Item 1006 of Regulation M-A issued under the Exchange Act, except for the Option Exchange Program and the issuance of shares of Common Stock pursuant to our Incentive Compensation Plan, our 2000 Director Stock Option Plan and our Employee Stock Purchase Plan.

17.   ADDITIONAL INFORMATION.

        We recommend that you review the following materials that we have filed with the SEC before making a decision on whether to exchange your options:

  (a)
  our Annual Report on Form 10-K for the year ended December 31, 2002;

  (b)
  our definitive Proxy Statement for our Annual Meeting of Shareholders held in 2003, filed with the SEC on March 21, 2003; and

  (c)
  our Quarterly Reports on Form 10-Q for (i) the quarterly period ended March 31, 2003 and (ii) the quarterly period ended June 30, 2003.

        Pursuant to Rule 13e-4 under the Exchange Act, we have filed with the SEC a Tender Offer Statement on Schedule TO which contains additional information with respect to the Option Exchange Program. You may examine and copy the Schedule TO, including the exhibits and any amendments thereto, at the same places and in the same manner as the SEC reports described above.

        The SEC file number for our filings is 000-29758. You may examine these filings, our other annual and quarterly reports and our other SEC filings, and obtain copies, at the following SEC public reference rooms:

450 Fifth Street, N.W. Room 1024 Washington, D.C. 20549	500 West Madison Street Suite 1400 Chicago, Illinois 60661

        You may obtain information on the operation of the public reference rooms by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available to the public on the SEC's Web site at http://www.sec.gov. Our Common Stock is quoted on the Nasdaq National Market under the symbol "DTLK."

        We will also provide without charge to each person to whom we deliver a copy of this Offer to Exchange, upon his or her written or oral request, a copy of any or all of the documents to which we have referred you, other than exhibits to these documents (unless the exhibits are specifically incorporated by reference into the documents). You should direct your requests to:

Mary E. West, Vice President—Human Resources
Datalink Corporation
8170 Upland Circle
Chanhassen, Minnesota 55317

or by telephoning us at (952) 944-3462 between the hours of 9:00 a.m. and 5:00 p.m., Central Time.

        As you read the documents listed in this Section 17, you may find some inconsistencies in information from one document to another. Should you find inconsistencies between the documents, or between a document and this Offer to Exchange, you should rely on the statements made in the most recent document. The information contained in this Offer to Exchange about Datalink should be read together with the information contained in the documents to which we have referred you.

18.   FORWARD-LOOKING STATEMENTS; MISCELLANEOUS.

        This Offer to Exchange and our SEC reports referred to above include forward-looking statements that affect our current expectations and projections about our future results, performance, prospects and opportunities. We have tried to identify these forward-looking statements by using words including "may," "will," "would," "expects," "anticipates," "believes," "intends," "could," "should" and "estimates" and similar expressions. These forward-looking statements are based on information currently available to us and are subject to a number of risks, uncertainties and other factors that could cause our actual results, performance, prospects or opportunities to differ materially from those expressed in, or implied by, these forward-looking statements. More information about factors that potentially could affect our financial results is included in our filings with the SEC, including our Annual Report on Form 10-K for the year ended December 31, 2002, our Quarterly Report on

Form 10-Q for the quarterly periods ended March 31 and June 30, 2003 and our proxy materials for our Annual Meeting of Shareholders held in 2003.

        We are not aware of any jurisdiction where the implementation of the Option Exchange Program violates applicable law. If we become aware of any jurisdiction where the implementation of the Option Exchange Program violates applicable law, we will make a good faith effort to comply with such law. If, after such good faith effort, we cannot comply with such law, the Option Exchange Program will not be made to, nor will elections to exchange options be accepted from or on behalf of, the option holders residing in such jurisdiction.

        WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD PARTICIPATE IN THE OPTION EXCHANGE PROGRAM. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE OPTION EXCHANGE PROGRAM OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DOCUMENT OR IN THE ACCOMPANYING LETTER OF TRANSMITTAL (ELECTION TO PARTICIPATE). IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU MUST NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US.

Datalink Corporation

August 29, 2003

SCHEDULE A

INFORMATION ABOUT THE DIRECTORS AND
EXECUTIVE OFFICERS OF DATALINK CORPORATION

        The directors and executive officers of Datalink Corporation and their positions and offices are set forth in the following table:

NAME	POSITION(S) HELD WITH THE COMPANY
Greg R. Meland	President, Chief Executive Officer and Director
Stephen M. Howe	Vice President—Field Operations
Daniel J. Kinsella	Vice President—Finance and Chief Financial Officer
Mary E. West	Vice President—Human Resources
Charles B. Westling	Vice President—Market Development
Robert M. Price	Chairman of the Board and Director
Paul F. Lidsky	Director
Margaret A. Loftus	Director
James E. Ousley	Director

The address of each director and executive officer is c/o Datalink Corporation, 8170 Upland Circle, Chanhassen, Minnesota 55317 and the telephone number is (952) 944-3462.

QuickLinks

  Exhibit 99(a)(1)
DATALINK CORPORATION OFFER TO EXCHANGE CERTAIN OUTSTANDING OPTIONS GRANTED PRIOR TO FEBRUARY 14, 2003 THE OFFER EXPIRES AT 11:00 P.M., CENTRAL TIME, ON SEPTEMBER 26, 2003, UNLESS THE OFFER IS EXTENDED
TABLE OF CONTENTS
SUMMARY OF TERMS
SPECIFIC QUESTIONS ABOUT THE REPLACEMENT OPTIONS
INTRODUCTION
THE OFFER TO EXCHANGE
SUMMARY FINANCIAL INFORMATION (IN THOUSANDS, EXCEPT PER SHARE DATA)
SCHEDULE A INFORMATION ABOUT THE DIRECTORS AND EXECUTIVE OFFICERS OF DATALINK CORPORATION